    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CINCINNATI BELL INC.
                           AS ISSUER AND AS GUARANTOR

                                                                                      I.R.S. EMPLOYER
        AN OHIO CORPORATION                           4813                             NO. 31-1056105
       201 EAST FOURTH STREET                   PRIMARY STANDARD                     AGENT FOR SERVICE
       CINCINNATI, OHIO 45202                      INDUSTRIAL                         KEVIN W. MOONEY,
           (513) 397-9900                     CLASSIFICATION CODE                 CHIEF FINANCIAL OFFICER
                                                                                   201 EAST FOURTH STREET
                                                                                   CINCINNATI, OHIO 45202
                                                                                       (513) 397-9900

                            ------------------------

                       CINCINNATI BELL TELEPHONE COMPANY
                                   AS ISSUER

                                                                                      I.R.S. EMPLOYER
        AN OHIO CORPORATION                           4813                             NO. 31-0241390
       201 EAST FOURTH STREET                   PRIMARY STANDARD                     AGENT FOR SERVICE
       CINCINNATI, OHIO 45202                      INDUSTRIAL                         KEVIN W. MOONEY,
           (513) 397-9900                     CLASSIFICATION CODE                 CHIEF FINANCIAL OFFICER
                                                                                   201 EAST FOURTH STREET
                                                                                   CINCINNATI, OHIO 45202
                                                                                       (513) 397-9900

                            ------------------------

                                   Copies to:

                  Neil Ganulin, Esq.                                      David W. Hirsch, Esq.
                  Frost & Jacobs LLP                               Cleary, Gottlieb, Steen & Hamilton
                 201 East Fifth Street                                      One Liberty Plaza
                Cincinnati, Ohio 45202                                  New York, New York 10006

    Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED              PROPOSED          AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT         MAXIMUM OFFERING     MAXIMUM AGGREGATE     REGISTRATION
           SECURITIES TO BE REGISTERED             TO BE REGISTERED     PRICE PER UNIT        OFFERING PRICE          FEE
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities and Guaranteed Debt Securities....   $350,000,000            100%              $350,000,000         $103,250
Guarantees of Debt Securities.....................                           (1)                   (1)                None
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) No proceeds will be received by Cincinnati Bell Inc. for the Guarantees.

    Each of the registrants hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 1998
PROSPECTUS
                                  $350,000,000
                              CINCINNATI BELL INC.
                                DEBT SECURITIES
                               ------------------
                       CINCINNATI BELL TELEPHONE COMPANY
                           GUARANTEED DEBT SECURITIES
                               ------------------

     From time to time, Cincinnati Bell Inc. ("Cincinnati Bell") may offer debt securities and Cincinnati Bell Telephone Company ("Cincinnati Bell Telephone") may offer its debt securities guaranteed as to payment of principal, premium, if any, and interest by Cincinnati Bell (collectively, the "Securities"). The aggregate initial offering price may not exceed $350,000,000. The Securities may be offered, separately or together, in one or more separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

     We will describe the specific terms of any Securities offered by this Prospectus in an accompanying Prospectus Supplement. Such terms include, as applicable, the specific designation, aggregate principal amount, initial public offering price, maturity, interest rates, interest payment dates, redemption provisions and any other terms in connection with the offering and sale of the Securities.

     We may sell the Securities to or through underwriters or dealers and also may sell the Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, dealers and agents.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                               ------------------
          , 1998

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
STATEMENT

     This Prospectus and the documents incorporated by reference herein contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs and expectations of Cincinnati Bell or Cincinnati Bell Telephone, are forward-looking statements. These statements discuss potential risks and uncertainties and, therefore, actual results may differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Neither Cincinnati Bell nor Cincinnati Bell Telephone undertakes any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; changes in competition in markets in which Cincinnati Bell operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the demand for Cincinnati Bell's services and products; Cincinnati Bell's ability to successfully introduce new service and product offerings on a timely and cost effective basis; failure of Cincinnati Bell to achieve Year 2000 compliance; and start-up of Cincinnati Bell's digital wireless communications business.
                            ------------------------

     At the date of this Prospectus Cincinnati Bell is a diversified telecommunications company with principal businesses in three industry segments: communications services (including Cincinnati Bell Telephone), billing and information services (operated by Convergys Information Management Group Inc., formerly known as Cincinnati Bell Information Systems Inc. ("CBIS")) and customer management solutions (operated by Convergys Customer Management Group Inc., formerly known as MATRIXX Marketing Inc. ("MATRIXX")). In April 1998, Cincinnati Bell began taking steps to divest itself of the CBIS and MATRIXX businesses. Since Cincinnati Bell expects to complete the divestiture entirely by December 31, 1998, the description of Cincinnati Bell's business in this Prospectus does not include CBIS or MATRIXX. The obligations of Cincinnati Bell and other parties to complete the divestiture are subject to a number of conditions. Although Cincinnati Bell cannot assure you that the divestiture will be completed, Cincinnati Bell is not aware at the date of this Prospectus of any condition that would prevent it from completing the divestiture.

     For more information about Cincinnati Bell's divestiture plans, see "Recent Developments." For information regarding Convergys Corporation ("Convergys"), a newly formed holding company of CBIS and MATRIXX, see the Form S-1 Registration Statement No. 333-53619, as amended, originally filed by Convergys with the SEC on May 26, 1998 (the "Convergys S-1"). For information on how to obtain a copy of the Convergys S-1, see "Where You Can Find More Information."

                                    SUMMARY

     This summary highlights selected information from this Prospectus and does not contain all of the information that may be important to you. You should carefully read this entire Prospectus and the documents incorporated by reference in this Prospectus. See "Where You Can Find More Information."

                 CINCINNATI BELL AND CINCINNATI BELL TELEPHONE

     Cincinnati Bell is a diversified telecommunications services holding company that:

     - provides local, long distance, data networking, data transport, Internet and directory advertising services and products;

     - resells long distance telecommunications services; and

     - resells used telecommunications and computer equipment in the secondary market.

     In addition, Cincinnati Bell is managing a new digital wireless communications business and intends to acquire an 80% ownership interest in such business.

     Cincinnati Bell Telephone provides telecommunications services to residential and business customers in the Cincinnati, Ohio, metropolitan market area.

                          THE SECURITIES WE MAY OFFER

     Cincinnati Bell and Cincinnati Bell Telephone from time to time may offer any combination of the debt securities and guaranteed debt securities.

                                 MAXIMUM AMOUNT

     The aggregate initial offering price may not exceed $350,000,000.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities and guaranteed debt securities to or through underwriters or dealers or to other purchasers directly or through agents.

                            FORM OF DEBT SECURITIES

     We may issue the debt securities and guaranteed debt securities in registered global form or registered certificate form.

                            TERMS OF DEBT SECURITIES

     The specific designation, aggregate principal amount, maturity, rate and time of payment of interest, initial offering price and other terms of the debt securities and guaranteed debt securities will be described in a Prospectus Supplement.

                                   INDENTURE

     The debt securities will be issued under an Indenture between Cincinnati Bell and The Bank of New York, as Trustee. The guaranteed debt securities will be issued under an Indenture among Cincinnati Bell Telephone, Cincinnati Bell, as Guarantor, and The Bank of New York, as Trustee.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement, Cincinnati Bell and Cincinnati Bell Telephone intend to use the net proceeds from the sale of the Securities offered by this Prospectus to repay existing indebtedness and for general corporate purposes.

                      WHERE YOU CAN FIND MORE INFORMATION

     This Prospectus "incorporates by reference" certain information about Cincinnati Bell and Cincinnati Bell Telephone from Cincinnati Bell's filings with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of such filings.

                             ADDRESS AND TELEPHONE

     The address of Cincinnati Bell and Cincinnati Bell Telephone is 201 East Fourth Street, Cincinnati, Ohio 45202, and their telephone number is (513) 397-9900.

                                CINCINNATI BELL

GENERAL


     Cincinnati Bell is a full service telecommunications company that (i) provides local, long distance, data networking, data transport, Internet and directory advertising services in the Cincinnati, Ohio metropolitan market area,
(ii) resells long distance service and data services and products to small- and medium-sized business customers mainly in a five-state Midwestern area, (iii) manages a digital wireless communications business and (iv) resells telecommunications and computer equipment in the secondary market. Cincinnati Bell conducts its business through its subsidiaries, which are Cincinnati Bell Telephone, Cincinnati Bell Directory Inc., Cincinnati Bell Long Distance Inc., Cincinnati Bell Wireless Company and Cincinnati Bell Supply Company.


COMPETITIVE STRENGTHS AND STRATEGY


     Cincinnati Bell believes that it is the most recognized single source, full-service communications provider in the Cincinnati metropolitan market area. Cincinnati Bell's competitive strengths include its (i) well-regarded brand name, (ii) technologically advanced network, (iii) communications industry focus, knowledge and experience, (iv) reputation for service quality, (v) large installed telephone customer base and (vi) strategic relationships with targeted industry leaders, including AT&T Corp. ("AT&T"), Lucent Technologies ("Lucent"), DIRECTV(R) and United States Satellite Broadcasting Co. ("USSB"). By leveraging its competitive strengths, Cincinnati Bell believes that it can increase the market penetration of its existing services, effectively market new services, establish and deliver its data network solutions and wireless capabilities, and capture the full benefit of its strategic relationships with these targeted industry leaders.



     Cincinnati Bell is exploring growth opportunities on its own and in partnership with other companies, within and beyond its traditional geographic market area. Cincinnati Bell's overall strategy is to expand beyond its traditional telephone business and geographic market, to take advantage of the expanding growth of the data transport business and to become an integrated communications provider of end-to-end data and telecommunications solutions to its customers. Cincinnati Bell has recently formed a network integration business to offer end-to-end broadband network connectivity and management. Cincinnati Bell has also entered into various agreements that will allow it to offer Asynchronous Digital Subscriber Line ("ADSL") technology in the Cincinnati metropolitan market area and high capacity and dial-up Internet access outside of Cincinnati. Earlier this year, Cincinnati Bell expanded its product offerings to include digital wireless communications services through a venture with AT&T Wireless PCS Inc. Cincinnati Bell believes that, by bundling core and advanced telecommunication related services on one bill, it achieves a competitive advantage over current and future competitors.


CINCINNATI BELL TELEPHONE COMPANY


     Cincinnati Bell Telephone is the 12th largest local telecommunications service company in the United States, based on its network access lines in service at the end of 1997. In 1997, on a pro forma basis giving effect to the Convergys divestiture, Cincinnati Bell Telephone provided 80% of Cincinnati Bell's revenue and 74% of its operating income excluding special items.


     Cincinnati Bell Telephone provides telecommunications services to business and residential customers in the Cincinnati metropolitan market area. This market is 2,400 square miles located approximately within a 25 mile radius of Cincinnati and includes all or significant parts of four counties of southwestern Ohio, six counties in northern Kentucky and two counties in southeastern Indiana. Approximately 1.5 million people lived in this region in 1990, including 656,000 households. Approximately 98% of Cincinnati Bell Telephone's network access lines are in one local access transport area ("LATA").


     Cincinnati Bell Telephone has historically focused on providing telecommunication services to a single geographic market, which has allowed it to introduce various innovative new products and services before many other incumbent local exchange carriers ("ILECs"). To solidify its reputation of being the most recognized single source, full-service communications provider in the Cincinnati metropolitan market area,

Cincinnati Bell Telephone markets the following products and services, on its own or through strategic relationships with industry leaders. FUSE(SM), an Internet access service, was launched in early 1997 by Cincinnati Bell Telephone and has grown to serve approximately 27,000 subscribers as of September 30, 1998 in the Cincinnati metropolitan market area. With this launch, Cincinnati Bell Telephone became one of the first ILECs in the nation to introduce an Internet access service for its residential and small-business customers. Through Cincinnati Bell Network Solutions, Cincinnati Bell Telephone is expanding its presence in the data network solutions arena, offering project management, installation, maintenance, monitoring and Internet/intranet solutions to its customers, as it progresses towards its goal of becoming an end-to-end data solutions provider. Cincinnati Bell recently expanded the scope of its network solutions business by acquiring KSM Consulting, a systems and network integrator located in Indianapolis, Indiana that designs and implements network solutions for businesses. Additionally, Cincinnati Bell Telephone has recently tested ADSL technology and is currently performing pre-launch market trials of this technology. ADSL uses Cincinnati Bell Telephone's existing copper telephone wiring to access data networks and the Internet to provide enhanced high-speed data communications. This technology enables a customer to stay connected to the Internet or other data networks over a dedicated portion of its telephone line while still being able to make or receive telephone calls on the same line simultaneously. Cincinnati Bell Telephone serves as the exclusive sales agent for Lucent in the Cincinnati metropolitan market area, providing a full-service line of communications equipment to business customers. Cincinnati Bell Telephone also sells direct broadcast satellite ("DBS") services and installs equipment under agreements with DIRECTV(R), USSB and certain DBS equipment vendors. Cincinnati Bell Telephone also owns a 10 Mhz "E block" PCS license covering the Cincinnati metropolitan market area which it can use for future yet to be determined wireless services.

     Through its long-standing contractual relationships with AT&T, Cincinnati Bell Telephone provides services to and for AT&T in the Cincinnati metropolitan market area. As part of this relationship, Cincinnati Bell Telephone is able to leverage AT&T's size and strength to acquire and deploy technology under favorable terms.

     Cincinnati Bell Telephone's service record is among the best in the industry. Based on reports to the Federal Communications Commission (the "FCC"), Cincinnati Bell Telephone receives fewer customer reports of service trouble per line than do nearly all other large U.S. telecommunications companies reporting to the FCC. In 1997 (the latest year for which information is available), Cincinnati Bell Telephone averaged only 1.18 trouble reports per 100 customer lines per month, while comparable rates for other large reporting companies ranged from 1.29 to 2.68. Additionally, Cincinnati Bell Telephone was recently awarded the second highest customer satisfaction ranking by J.D. Power and Associates as part of a comprehensive survey in 1998 of 14,000 residential telephone customers of the 14 largest ILECs. In the face of increased access line growth, Cincinnati Bell Telephone has a superior record for keeping installation appointments and for completing new service orders within five days.

     As a result of previous investments, Cincinnati Bell Telephone's plant, equipment and network are modern and capable of handling new service offerings as they are developed. Of its network access lines, 97% are served by digital switches, 100% have ISDN capability and 100% have Signaling System 7 capability, which supports enhanced features such as Caller ID, Call Trace and Call Return. The network also includes more than 1,200 miles of fiber-optic cable, with seven rings of cable equipped with SONET technology linking Cincinnati's downtown and other major business centers. These SONET rings offer increased reliability and redundancy to Cincinnati Bell Telephone's major business customers.

     On June 30, 1998, Cincinnati Bell Telephone had approximately 1,025,000 network access lines in service, an increase of 4.0% or 41,000 lines from June 30, 1997. Approximately 68% of Cincinnati Bell Telephone's network access lines serve residential customers and 32% serve business customers. These residential customers are adding lines for Internet access, home offices and increased voice communications use. In 1997, additional lines accounted for more than 56% of total access lines added during the year. As of September 30, 1998, approximately 12% of Cincinnati Bell Telephone's residential customers had additional access lines.

     Local services generated approximately 58% of Cincinnati Bell Telephone's revenues in 1997, while the increasingly competitive network access and toll services generated only 29%. The remainder of Cincinnati Bell Telephone's revenues come from other communications services including commissioned sales, maintenance and repair services, as well as billing services.

  Regulation

     Cincinnati Bell Telephone's local exchange, network access and toll telephone operations are regulated by the Public Utility Commission of Ohio ("PUCO"), the Public Service Commission of Kentucky ("PSCK") and the FCC with respect to rates, services and other matters.

     Present and future legislative and regulatory initiatives will have an impact on Cincinnati Bell Telephone and other ILECs, including the Regional Bell Operating Companies ("RBOCs") and other independent telephone companies. The extent of that impact will not be known until the initiatives are fully implemented. These initiatives are designed to encourage and accelerate the development of competition in the telecommunications industry by removing legal barriers to competition across major industry segments. Under the initiatives, companies that were historically limited to providing service within one or more of those segments, including local exchange, long distance, wireless, cable television and information services, can enter other segments to compete with the incumbent providers and other new entrants after meeting certain regulatory requirements.

     In April 1998, the PUCO approved Cincinnati Bell Telephone's "Commitment 2000" alternative regulation plan which provides Cincinnati Bell Telephone flexibility to price according to the market for competitive services and also motivates it, by capping certain rates, to reduce costs. The approved rate caps create a range of pricing flexibility and are not subject to change based on inflation or productivity improvements. These types of changes have generally led to some price reductions where they have been implemented for other ILECs. The "Commitment 2000" plan expires in June 2001, but the Company has the option to extend the plan for two additional years.

     For additional information on laws and regulations affecting Cincinnati Bell Telephone, see Cincinnati Bell's most recent Form 10-K and any subsequent Cincinnati Bell Forms 10-Q. For information on how to obtain a copy of these reports, see "Where You Can Find More Information."

CINCINNATI BELL DIRECTORY INC.

     Cincinnati Bell Directory Inc. ("CBD") provides Yellow Pages, other directory products and related information and advertising services. Its principal products are a White Pages directory and 14 Yellow Pages directories, which together reach more than 1.2 million residential and business consumers. CBD continually evaluates new product offerings in both the print and emerging electronic categories of distribution.

     CBD recently launched new Internet advertising services designed to add value to the printed directory services it provides and to allow its customers to better target and update their advertising message. These services include the development of a community focused Internet site for directory customers, expanded audiotext services, a regional business-to-business directory and CD-ROM directory listing services.

CINCINNATI BELL LONG DISTANCE INC.

     Cincinnati Bell Long Distance Inc. ("CBLD") is an integrated communications provider that resells long distance telecommunications services and products as well as voice mail and paging services mainly in Ohio, Indiana, Michigan, Kentucky and Pennsylvania. CBLD is licensed, however, as a long distance provider in every state except Alaska. Its principal market focus is small- and medium-sized businesses. CBLD augments its high-quality long-distance services with calling plans, network features and enhanced calling services to create customized packages of communications services for its clients. CBLD intends to add new data communications services for business customers, including high-speed dedicated and dial-up Internet access services and other high-speed data transport using frame relay technology.

CINCINNATI BELL SUPPLY COMPANY

     Cincinnati Bell Supply Company ("CBS") markets telecommunications and computer equipment. Its principal market is the secondary market for used telecommunications systems, including AT&T- and Lucent-branded systems.

CINCINNATI BELL WIRELESS COMPANY

     Cincinnati Bell and AT&T Wireless PCS, Inc. ("AT&T PCS"), an indirect wholly owned subsidiary of AT&T, signed a preliminary agreement in February 1998 to form a joint venture to provide digital wireless communications services in the Cincinnati and Dayton metropolitan market areas. Cincinnati Bell expects that it will initially contribute approximately $115 million to the joint venture and acquire an interest of approximately 80% in return and that AT&T PCS will contribute a 20 Mhz partitioned PCS license for this geographic region, as well as network assets and other related assets and liabilities in exchange for an interest of approximately 20%. Cincinnati Bell will hold its investment in the venture through Cincinnati Bell Wireless Company ("Cincinnati Bell Wireless").

     The digital wireless services offered by the joint venture, which will be sold under the Cincinnati Bell Wireless brand name, will operate on AT&T PCS's national network. Cincinnati Bell Wireless and AT&T PCS are currently finalizing the details of how the joint venture will operate, but Cincinnati Bell expects that the joint venture initially will contract with AT&T PCS for a significant number of operational services, including network management. As time goes on, the venture itself may choose to perform many of these operational services. Cincinnati Bell will oversee the joint venture's day-to-day administration of the wireless business, which includes marketing and retailing, as well as financial, regulatory and other legal affairs.

     The joint venture will not be established until a number of conditions are satisfied (or waived), including the negotiation of final terms and the execution of a joint venture agreement and related operating agreements. Cincinnati Bell and AT&T PCS have each agreed to use commercially reasonable efforts to satisfy these conditions. Cincinnati Bell believes that the venture is likely to be established during the fourth quarter of 1998 or the first quarter of 1999, although there can be no assurance that the venture will be established at any particular time or at all. If the venture is not established by December 31, 1998, either Cincinnati Bell or AT&T PCS may terminate the preliminary agreement.

     Cincinnati Bell Wireless and AT&T PCS signed an interim management agreement, also in February 1998, pursuant to which Cincinnati Bell Wireless immediately assumed responsibility for the day-to-day administration of the wireless communications business (under AT&T PCS's overall supervision). Within the framework of this agreement, Cincinnati Bell Wireless began offering wireless services under its own brand name in the Cincinnati metropolitan market area in May 1998 and in the Dayton metropolitan market area in August 1998. Cincinnati Bell Wireless recently achieved AT&T PCS's most successful digital wireless communications services launch (based upon new subscriber acquisitions) by gaining more than 20,000 subscribers in the first three months of operations. As of September 30, 1998, the business had more than 25,000 subscribers. The interim management agreement will terminate when the joint venture agreements are finalized or if the preliminary agreement is terminated. If final agreement relating to the joint venture is not reached, AT&T PCS will retain its partitioned PCS license and Cincinnati Bell Wireless will transfer control of the business and the network assets to AT&T PCS. Cincinnati Bell Wireless may, however, continue to act as a reseller of the wireless services to select customers.

     In connection with establishing the joint venture, Cincinnati Bell Wireless will commit to funding its proportional share of certain start-up operating losses of the venture beginning in February 1998. Cincinnati Bell accordingly is including these losses in its consolidated financial statements as the losses are incurred. These losses totaled $8.8 million before taxes as of June 30, 1998, and Cincinnati Bell expects that its share of the losses for all of 1998 will total approximately $30 million before taxes. If Cincinnati Bell's assumptions prove to be incorrect, actual losses could be significantly higher or lower. Cincinnati Bell also believes that significant losses associated with the joint venture will continue for the joint venture's first several years.

     In addition to its initial capital contribution of approximately $115 million, Cincinnati Bell expects to loan (through Cincinnati Bell Wireless) approximately $50 to $60 million to the venture when it is formed. After formation, the venture will pay to AT&T PCS approximately $160 million to acquire the 20 Mhz, partioned PCS license and other assets contributed to the venture by AT&T PCS and to reimburse AT&T PCS for its start-up costs. Although it is not obligated to do so, Cincinnati Bell expects to loan (through Cincinnati Bell Wireless) additional capital to the joint venture from time to time as needed. Cincinnati Bell expects to fund those contributions and loans to the joint venture by issuing commercial paper and through long-term debt financing in the capital markets. There can be no assurance that Cincinnati Bell will be successful in obtaining the financing necessary for the venture.

COMPETITION

     Evolving technology, the preferences of consumers, the legislative and regulatory initiatives of policy makers and the convergence of other industries with the telecommunications industry are causes for increasing competition throughout the telecommunications industry. The range of communications services, the equipment available to provide and access such services and the number of competitors offering such services continue to increase. These initiatives and developments could make it difficult for Cincinnati Bell Telephone to maintain current revenue and profit levels.

     Local exchange telecommunications competitors will include other major local exchange telecommunications companies, wireless services providers, interexchange carriers, competitive local exchange carriers and others. Cincinnati Bell's name and reputation are well regarded as a result of its having provided telecommunications services to the Cincinnati metropolitan market area since 1878 and having a record of superior customer service. Thus, even though Cincinnati Bell Telephone has signed nine interconnection agreements with competitors since August 1997, as of September 1998, Cincinnati Bell Telephone has transferred fewer than 1,000 access lines to a total of six competitors. Cincinnati Bell Telephone does not have any information about how many potential new customers have been lost to competitors.

     Cincinnati Bell's other subsidiaries face intense competition in their markets, principally from larger companies. These subsidiaries primarily seek to differentiate themselves by leveraging the strength and recognition of the Cincinnati Bell brand name, by providing existing customers with superior service and by focusing on niche markets and opportunities to develop and market customized packages of services. CBD's competitors are directory services companies, newspapers and other media advertising services providers in the Cincinnati metropolitan market area. CBD now competes with its former sales representative for Yellow Pages directory customers; such competition may affect CBD's ability to grow or maintain profits and revenues. CBLD's competitors include interexchange carriers and certain local telecommunications services companies. CBS's competitors include vendors of new and used communications and computer equipment, operating regionally and across the nation. Cincinnati Bell Wireless is one of five active wireless service providers in the Cincinnati and Dayton metropolitan market areas.

YEAR 2000

     Since 1996, Cincinnati Bell has devoted significant time and resources to achieve Year 2000 compliance. Accordingly, Cincinnati Bell has and will continue to incur a substantial amount of Year 2000 remediation costs to repair or replace non-compliant network elements, operations support systems and application software prior to the new millennium. Cincinnati Bell expects Year 2000 costs in 1998 to be in the range of $10 million to $15 million, with costs in 1999 estimated in the range of $5 million to $8 million. Cincinnati Bell Telephone's goal is to have its network, information technology ("IT") and facilities systems equipped with any required fixes or upgrades and tested by March 31, 1999. Certain other systems and equipment will be replaced rather than fixed, and Cincinnati Bell Telephone's goal is to have these replacements installed and tested within the first six months of 1999. For additional information on Year 2000 matters, see Cincinnati Bell's Form 8-K, date of report October 13, 1998. For information on how to obtain a copy of this report, see "Where You Can Find More Information."

                              RECENT DEVELOPMENTS

CONVERGYS

     In April 1998, Cincinnati Bell announced its intent to separate its billing and information services (CBIS) and customer management solutions (MATRIXX) businesses from its telecommunications businesses. As the initial step of this separation, Cincinnati Bell established a wholly owned subsidiary, Convergys, and contributed to it the businesses of CBIS and MATRIXX and a 45% limited partnership interest in Cincinnati SMSA Limited Partnership (the "Cellular Partnership") which operates a cellular telecommunications business in southwestern Ohio and northern Kentucky. Cincinnati Bell's Board of Directors believes that the separation of the businesses will (1) permit the management of each business to focus on their respective core businesses without regard to the corporate objectives and policies of the other businesses and (2) permit the financial community to focus separately on Cincinnati Bell and Convergys and their respective business opportunities.

     In July 1998, Cincinnati Bell and Convergys executed a Plan of Reorganization and Distribution Agreement (the "Distribution Agreement") to implement the separation. In the first step, completed in August 1998, Convergys sold approximately 10% of its outstanding stock in an initial public offering. In the second step, Cincinnati Bell will distribute the balance of its shares of Convergys (approximately 90% of the outstanding stock of Convergys) to Cincinnati Bell shareholders (the "Convergys Distribution"). Under the terms of the Distribution Agreement, Cincinnati Bell may set the date of the Convergys Distribution at any time prior to February 18, 1999, although Cincinnati Bell currently intends to complete the Convergys Distribution by December 31, 1998. Cincinnati Bell's obligation to complete the Convergys Distribution is subject to the satisfaction or waiver by Cincinnati Bell, in its sole discretion, of certain conditions. These include a condition that no events or developments shall have occurred that, in the judgment of the Cincinnati Bell Board of Directors, would result in the Convergys Distribution having a material adverse effect on Cincinnati Bell or its shareholders. In addition, Cincinnati Bell and Convergys may terminate the Convergys Distribution by mutual agreement at any time prior to the date of the Convergys Distribution. At the date of this Prospectus, Cincinnati Bell is not aware of any condition that would prevent it from completing the Convergys Distribution.

     Prior to the initial public offering of Convergys in August 1998, Cincinnati Bell provided Convergys with significant management functions and services. Cincinnati Bell charged and/or allocated approximately $6.1 million, $6.7 million and $7.7 million to Convergys for such functions and services in 1995, 1996 and 1997, respectively. Cincinnati Bell and Convergys have entered into or will enter into a number of agreements for the purpose of defining their continuing relationship. Cincinnati Bell and Convergys intend for these agreements, taken as a whole, to accommodate both parties' interests fairly, while continuing certain mutually beneficial arrangements. Due to the complexity of the various relationships between Cincinnati Bell and Convergys, however, there can be no assurance that these agreements will be at least as favorable to Cincinnati Bell as could have been obtained from unaffiliated third parties.

     For more information about Convergys, the Convergys Distribution, the continuing relationship between Cincinnati Bell and Convergys, and the financial effect of the Convergys Distribution on Cincinnati Bell, you should read Cincinnati Bell's Current Report on Form 8-K, date of report October 13, 1998 and the Convergys S-1 and exhibits filed with the Convergys S-1. For information on how to obtain a copy of these documents, see "Where You Can Find More Information."

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                       SIX MONTHS
                                                                                         ENDED
                                                     YEAR ENDED DECEMBER 31,            JUNE 30,
                                               ------------------------------------    ----------
                                               1993    1994    1995    1996    1997       1998
                                               ----    ----    ----    ----    ----    ----------
Ratio of earnings to fixed charges of
  Cincinnati Bell (1) (2)..................    --      2.62    --      5.57    5.22       2.75


---------------


(1) For these ratios, "earnings" is determined by adding "total fixed charges" (excluding capitalized interest), income taxes, minority interest and amortization of capitalized interest to income from continuing operations after eliminating equity in undistributed earnings. For this purpose, "total fixed charges" consists of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) capitalized interest and (iii) the interest component of rental expense. In 1993 and 1995, Cincinnati Bell's earnings were insufficient to cover fixed charges by $53.8 million and $24.1 million, respectively. Cincinnati Bell's ratio of earnings to fixed charges reflects special items (credits) of $132.9 million in 1993, $5.7 million in 1994, $178.7 million in 1995, $(24.7) million in 1996, $14.0 million in 1997 and $42.6 million for the first six months of 1998. Excluding these special items, Cincinnati Bell's ratio of earnings to fixed charges would have been
    2.04 in 1993, 2.70 in 1994, 3.04 in 1995, 5.17 in 1996, 5.42 in 1997 and
    3.60 for the first six months of 1998.



(2) Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, would have been 2.61 in 1993, 2.52 in 1994, 5.96 in 1996, 5.66 in 1997 and 5.74 for the first six months of 1998. Cincinnati Bell's earnings in 1995, pro forma for the Convergys Distribution, were insufficient to cover fixed charges by $45.1 million. Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, reflects special items (credits) of $9.6 million in 1993, $7.7 million in 1994, $131.6 million in 1995, $(29.7) million in 1996 and $(21.0)
    million in 1997. Excluding these special items, Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, would have been 2.82 in 1993, 2.70 in 1994, 2.75 in 1995, 5.00 in 1996 and 5.05 in
    1997. Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, for the six months ended June 30, 1998 was not affected by special items.


                           DESCRIPTION OF SECURITIES

     Cincinnati Bell will issue debt securities (the "Debt Securities") under one or more Indentures between Cincinnati Bell and The Bank of New York, as Trustee (the "Cincinnati Bell Indenture"). Cincinnati Bell Telephone will issue guaranteed debt securities (the "Guaranteed Debt Securities") under one or more Indentures among Cincinnati Bell Telephone, Cincinnati Bell, as Guarantor, and The Bank of New York, as Trustee (the "Cincinnati Bell Telephone Indenture"). Cincinnati Bell will guarantee on a subordinated basis the Guaranteed Debt Securities issued by Cincinnati Bell Telephone pursuant to a guarantee contained in the Cincinnati Bell Telephone Indenture. The Cincinnati Bell Indenture and the Cincinnati Bell Telephone Indenture are together called the "Indentures." The Debt Securities and the Guaranteed Debt Securities are together referred to as the "Securities."


     Selected provisions of the Securities and the Indentures are summarized below. The Indentures are substantially identical, except for the guarantee by Cincinnati Bell of the Guaranteed Debt Securities issued by Cincinnati Bell Telephone. The terms of Cincinnati Bell's guarantee are summarized at the end of this section under the heading "Description of the Guarantee." In the summary, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions.


     The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. See "Where You Can Find More Information" for information on how to locate the Indentures and any supplemental indentures that we may file. You may also review the Indentures as the Trustee's offices at 101 Barclay Street, New York, New York.

GENERAL

     Debt Securities issued by Cincinnati Bell will be unsecured and will rank equally with all of Cincinnati Bell's other senior and unsubordinated debt. The Guaranteed Debt Securities issued by Cincinnati Bell Telephone will be unsecured and will rank equally with all of Cincinnati Bell Telephone's other senior and unsubordinated debt. Cincinnati Bell will unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest payable pursuant to the terms of the Guaranteed Debt Securities. However, the guarantee by Cincinnati Bell will be subordinated in right of payment to Cincinnati Bell's other senior and unsubordinated debt, including any Securities issued by Cincinnati Bell under the Cincinnati Bell Indenture described in this section.

     The Indentures do not limit the amount of securities that either Cincinnati Bell or Cincinnati Bell Telephone may issue or the amount of debt that may be incurred (or guaranteed) by Cincinnati Bell or Cincinnati Bell Telephone. Since Cincinnati Bell is a holding company that conducts all of its operations through its subsidiaries, holders of Debt Securities issued by Cincinnati Bell will generally have a junior position to claims of creditors of Cincinnati Bell's subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. For current information on the outstanding debt of Cincinnati Bell and Cincinnati Bell Telephone, see Cincinnati Bell's most recent Forms 10-K and 10-Q. See "Where You Can Find More Information."

     Each series of Securities may have different terms. A Prospectus Supplement relating to any series of Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

          - The title and type of the Securities;

          - The total principal amount of the Securities;

          - The dates on which the principal of the Securities will be payable;

          - The interest rate that the Securities will bear, the interest payment dates for the Securities and the record date for the interest payable on any interest payment date;

          - Any optional redemption provisions;

          - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Securities;

          - Any changes to or additional Events of Defaults or covenants;

          - Any special tax implications of the Securities, including for any Securities offered with original issue discount; and

          - Any other terms of the Securities.

DENOMINATION AND FORM

     Unless otherwise specified in the applicable Prospectus Supplement, the Securities will be issued in registered form without coupons, in multiples of $1,000. We expect that the Securities will be issued in "book-entry" form, represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue notes in certificate form registered in the names of the holders of the Securities.

NEGATIVE PLEDGE



     Guaranteed Debt Securities



     The Cincinnati Bell Telephone Indenture restricts the ability of Cincinnati Bell Telephone to pledge its assets. If Cincinnati Bell Telephone pledges or mortgages any of its property to secure any debt or other obligation, then as long as such debt or other obligation is secured by such property, Cincinnati Bell Telephone also will pledge or mortgage the same property to the Trustee to secure the Guaranteed Debt Securities issued by Cincinnati Bell Telephone. This restriction will not apply to certain pledges or mortgages, including



          - pledges of property to secure money borrowed to acquire property (including capital lease obligations) or pledges existing when the property was acquired by Cincinnati Bell Telephone,



          - deposits or pledges to secure public statutory obligations, or



          - deposits or pledges with any governmental body for certain specified purposes, such as in connection with court proceedings.



     In addition, this restriction does not limit the ability of any subsidiary or other affiliate of Cincinnati Bell Telephone (including Cincinnati Bell) to pledge or mortgage property of that subsidiary or affiliate, even if the property was acquired from Cincinnati Bell Telephone. (Section 4.03)



     Debt Securities



     The Cincinnati Bell Indenture restricts the ability of Cincinnati Bell and certain of its subsidiaries to pledge their assets. If Cincinnati Bell or any Restricted Subsidiary (as we define this term below) of Cincinnati Bell pledges or mortgages any of its property to secure any debt or other obligation, then as long as such debt or other obligation is secured by such property, Cincinnati Bell or such Restricted Subsidiary also will pledge or mortgage the same property to the Trustee to secure the Debt Securities issued by Cincinnati Bell. (Section 4.03)



     This restriction will not apply in certain situations. Cincinnati Bell or any Restricted Subsidiary may pledge its assets if the pledge is a Permitted Lien (as we define this term below) without regard to the amount of debt secured by the pledge. Cincinnati Bell or any Restricted Subsidiary may also pledge its assets if



          - the amount of debt secured by such assets, plus



          - the total amount of other secured debt not permitted by this restriction (other than debt that is secured by a Permitted Lien), plus



          - the total amount of Attributable Debt in respect of all Sale and Leaseback Transactions does not exceed 10% of the Company's Consolidated Net Tangible Assets immediately before the new secured debt is incurred, assumed or guaranteed.



     Below are summaries of definitions for terms that we have just used that begin with capital letters. For the full definition of such terms, you should refer to the form of the Cincinnati Bell Indenture filed as an exhibit to the registration statement.



     "Attributable Debt" means the amount of rent required to be paid during the remaining term of a lease (excluding payments for maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rent), discounted from the dates on which the rent payments are due at the weighted average of the rates of interest borne by the Securities then outstanding under the Cincinnati Bell Indenture, compounded semi-annually.



     "Capital Lease Obligations" means debt under a lease that GAAP requires companies to capitalize for financial reporting purposes.



     "Capital Stock" means shares or other equivalents (however designated) of corporate stock, partnership interest or any other participation, right, warrant, option or other interest in the nature of an equity interest, but excluding any debt security convertible or exchangeable into such equity interest.

     "Consolidated Net Tangible Assets" means the consolidated total assets of Cincinnati Bell and its Subsidiaries as reflected in Cincinnati Bell's most recent balance sheet prepared in accordance with GAAP, less (1) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (2) goodwill, trademarks, patents and minority interests of others.



     "GAAP" means United States generally accepted accounting principles.



     "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction (other than any easement or zoning restriction that does not materially impair usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.



     "Permitted Liens" mean



     (1) Liens existing on the date of the Cincinnati Bell Indenture;



     (2) Liens on property existing at the time of acquisition of such property or to secure the payment of all or any part of the purchase price of such property or to secure any debt incurred prior to, at the time of or within 270 days after the acquisition of such property for the purpose of financing all or any part of the purchase price of such property; or Liens securing Capital Lease Obligations, provided that (a) any such Lien attaches to the property within 270 days after the acquisition of such property and (b) such Lien attaches solely to the property so acquired;



     (3) Liens securing debt owing by a Restricted Subsidiary to Cincinnati Bell or any wholly owned Subsidiary of Cincinnati Bell;



     (4) Liens on property of any entity, or on the stock, debt or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with Cincinnati Bell or a Restricted Subsidiary or (c) Cincinnati Bell or a Restricted Subsidiary acquires all or substantially all of the assets of such entity; provided that no such Lien extends to any other property of Cincinnati Bell or any other Restricted Subsidiary;



     (5) Liens on the property of Cincinnati Bell or any of its Subsidiaries securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other nondelinquent obligations of a like nature, in each case, incurred in the ordinary course of business;



     (6) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;



     (7) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;



     (8) Liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' Liens and Liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;



     (9) any renewal, extension or replacement (in whole or in part) for any Lien permitted pursuant to exceptions (1) through (8) above or of any debt secured by such Lien, provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien that was extended, renewed or replaced (plus improvements on such property).



     "Restricted Subsidiary" means any Subsidiary of Cincinnati Bell if, at the end of the most recent fiscal quarter of Cincinnati Bell, the aggregate amount of (1) securities of, (2) loans and advances to and (3) other investments in such Subsidiary held by Cincinnati Bell and its other Subsidiaries exceeded 10% of Cincinnati Bell's Consolidated Net Tangible Assets;

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with a third party pursuant to which Cincinnati Bell or a Restricted Subsidiary leases any property that has been or is to be sold or transferred by Cincinnati Bell or any Restricted Subsidiary to such third party.



     "Subsidiary" means (1) a corporation of which at the date of determination Cincinnati Bell, one or more Subsidiaries or Cincinnati Bell and one or more Subsidiaries, directly or indirectly, owns a majority of the capital stock with voting power, under ordinary circumstances, to elect directors or (2) any other Person (other than a corporation) in which at the date of determination Cincinnati Bell, one or more Subsidiaries or Cincinnati Bell together with one or more Subsidiaries, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs of such Person. (Section 4.03)



CONSOLIDATION, MERGER OR SALE


     The Indentures generally permit Cincinnati Bell or Cincinnati Bell Telephone to consolidate or merge with each other or any other company or to sell substantially all of its assets to each other or any other company, as long as the following conditions are met:

          - The company surviving the consolidation, merger or sale (if it is not Cincinnati Bell or Cincinnati Bell Telephone) expressly assumes all of the obligations of the relevant issuer under all outstanding Indentures relating to the Securities;

          - Immediately after the consolidation, merger or sale of assets, no Event of Default has occurred or appears likely to occur; and

          - The surviving company is organized under the laws of the United States of America, any U.S. state or the District of Columbia.

     The surviving or acquiring corporation will be substituted for Cincinnati Bell or Cincinnati Bell Telephone in the Indentures with the same effect as if it had been an original party to the Indentures. (Section 10.02) Thereafter, the surviving or acquiring corporation may exercise the rights and powers of Cincinnati Bell or Cincinnati Bell Telephone under the Indentures and the Securities, and Cincinnati Bell or Cincinnati Bell Telephone will be released from all of its liabilities and obligations under the Indentures and the Securities.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indentures and the Securities do not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving Cincinnati Bell or Cincinnati Bell Telephone that may adversely affect holders of the Securities.

EVENT OF DEFAULT

     "Event of Default" means any of the following:

          - failure to pay interest on any Security for 30 days;

          - failure to deposit any sinking fund payment when due;

          - failure to pay the principal or any premium on any Security when due;

          - failure to perform any other covenant in the Indenture that continues for 60 days after receiving written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding Securities;


          - failure to make payments and certain other defaults with respect to other outstanding debt of $20 million or more;



          - certain events in bankruptcy, insolvency or reorganization; or


          - any other Event of Default included in any Indenture or Supplemental Indenture.

     If an Event of Default for any series of Securities occurs and continues, either the Trustee or the holders of at least 25% in aggregate principal amount of that series of Securities may declare the entire principal of all Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of that series of Securities can rescind the declaration. (Section 6.01) If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of Cincinnati Bell or Cincinnati Bell Telephone occurs, the entire principal of all Securities of all series will become due and payable immediately without any declaration or any act on the part of the Trustee or the Securities Holders. (Section 6.02)

     An Event of Default for a particular series of Securities does not necessarily constitute an Event of Default for any other series of Securities issued under an Indenture. It is possible for an Event of Default to occur with respect to one or more series of Securities while other series are not affected.

     Within 90 days after a default for any series of Securities occurs, the Trustee must notify the holders of Securities of that series of the default if it is known to the Trustee and Cincinnati Bell or Cincinnati Bell Telephone has not remedied it (a default means the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such Securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding to be in the best interests of the holders. Cincinnati Bell and Cincinnati Bell Telephone are required to file an annual certificate with the Trustee, signed by an officer, about any default by them under any provisions of the Indentures. (Section 5.03)

     Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee indemnity satisfactory to the Trustee. (Sections 7.01 and 7.02) If they provide this indemnification satisfactory to the Trustee, the holders of a majority in principal amount of any series of Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Securities. (Section 6.06)

MODIFICATION OF INDENTURES

     The rights and obligations of Cincinnati Bell and Cincinnati Bell Telephone and the rights of the holders of the Securities under each Indenture may be modified with the consent of the holders of at least 66 2/3% in principal amount of the outstanding Securities of each series affected by the modification. No modification may extend the fixed maturity of any Securities, reduce the principal amount of the Securities, reduce the rate or extend the time of payment of interest or reduce any premium payable upon the redemption of the Securities. Also, the percentage of holders required to consent to a modification may not be reduced. (Section 9.02)

     Unless otherwise specified in the applicable prospectus supplement, the Indentures may also be modified without the consent of any holders of the Securities for certain specified purposes, including in order to correct any ambiguity, defect or inconsistency in the Indentures. (Section 9.01)

BOOK-ENTRY NOTES -- REGISTRATION, TRANSFER AND PAYMENT OF INTEREST AND PRINCIPAL

     Book-entry notes of a series will be issued in the form of a global note that will be deposited with The Depository Trust Company, New York, New York ("DTC"). This means that Cincinnati Bell and Cincinnati Bell Telephone will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

          - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

          - we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

     Settlement for the Securities will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

CERTIFICATE NOTES -- REGISTRATION, TRANSFER AND PAYMENT OF INTEREST AND
PRINCIPAL

     If Cincinnati Bell or Cincinnati Bell Telephone issues certificate notes, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

     Holders of over $5 million in principal amount of Securities can request that payment of principal, premium, if any, and interest be wired to them by contacting the paying agent at least one business day prior to the payment date. Otherwise, payments will be made by check and sent by first class mail.

THE PAYING AGENT

     Unless otherwise specified in the Prospectus Supplement, the paying agent will be The Bank of New York, 101 Barclay Street, New York, New York.

DISCHARGE

     Cincinnati Bell or Cincinnati Bell Telephone will be discharged from its obligations on the Securities of any series at any time if it deposits with the Trustee sufficient cash or government securities to pay the principal, premium, if any, and interest and any other sums due to the stated maturity date or a redemption date of the Securities of that series, and if it satisfies certain other conditions. If this happens, the holders of the Securities of that series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Securities and replacement of lost, stolen or mutilated Securities. (Section 11.01) To exercise this option, Cincinnati Bell or Cincinnati Bell Telephone must provide the Trustee with an opinion of recognized tax counsel to the effect that, among other things, the deposit and related discharge would not cause the holders of the Securities of that series to recognize income, gain or loss for federal income tax purposes.

REPORTS BY CINCINNATI BELL AND CINCINNATI BELL TELEPHONE

     Each of Cincinnati Bell and Cincinnati Bell Telephone will provide to the Trustee (and to holders of the Securities upon request) copies of any annual and quarterly reports and other information that Cincinnati Bell or Cincinnati Bell Telephone is required to file with the SEC pursuant to the Securities Exchange Act of 1934. Even if Cincinnati Bell is not required to file any such reports or information with the SEC, Cincinnati Bell (but not Cincinnati Bell Telephone) will continue to provide such information to the Trustee (and to holders of the Securities upon request), as if Cincinnati Bell were still subject to the SEC's reporting requirements.

DESCRIPTION OF GUARANTEE

     Cincinnati Bell will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Guaranteed Debt Securities, whether due and payable at maturity or by declaration of acceleration, call for redemption or otherwise. The Guarantee will be an unsecured obligation of Cincinnati Bell and will be subordinated and subject in right of payment to the prior payment in full of all Senior Debt of Cincinnati Bell, including any Debt Securities issued by Cincinnati Bell under the Cincinnati Bell Indenture described in this section. (Articles One and Fourteen)

     "Senior Debt" is defined to include the principal of, premium (if any) and interest on the indebtedness of Cincinnati Bell outstanding on the date that any series of Securities are issued or on any date after the issue date including guarantees of, endorsements and other contingent obligations in respect of, or agreements to purchase or otherwise acquire, the indebtedness of others. However, Senior Debt does not include any of the following: (1) the Guaranteed Debt Securities, (2) any obligation of Cincinnati Bell to any of its subsidiaries, (3) trade payables, (4) indebtedness of Cincinnati Bell that, by the express terms of the agreement creating it, is subordinate to other obligations of Cincinnati Bell, (5) any portion of Cincinnati Bell's indebtedness that is incurred in violation of the Cincinnati Bell Telephone Indenture or (6) tax liabilities.

     The Cincinnati Bell Telephone Indenture does not limit the amount of debt (including Senior Debt) that Cincinnati Bell may incur or guarantee. Because Cincinnati Bell is a holding company that conducts all of its operations through its subsidiaries, claims of holders of Guaranteed Debt Securities against Cincinnati Bell under the Guarantees will generally have a junior position to claims of creditors of Cincinnati Bell, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

     For current information on the outstanding debt of Cincinnati Bell and Cincinnati Bell Telephone, see Cincinnati Bell's most recent Forms 10-K and 10-Q. See "Where You Can Find More Information."

GOVERNING LAW

     New York state law will govern the Indentures, Securities and Guarantees, without regard to conflict of law principles.

                              PLAN OF DISTRIBUTION

     We may sell the Securities (a) directly to one or more purchasers, (b) through underwriters or dealers, and (c) through agents.

     If an underwriter or dealer is used in the sale, the Securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase the Securities will be subject to certain conditions. The underwriters or dealers will be obligated to purchase all of the Securities of the series offered if any of the Securities are purchased.

     Securities may be sold directly by us. In this case, no underwriters or agents would be involved.

     Securities may also be sold through agents designated by us. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

     We may effect the distribution of the Securities from time to time in one or more transactions whether (a) at a fixed price or prices, which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices related to such prevailing market prices or (d) at negotiated prices.

     Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933 (the "Securities Act"), and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services to, us or our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Frost & Jacobs LLP, counsel of Cincinnati Bell and Cincinnati Bell Telephone, is passing upon the legality of the Debt Securities for Cincinnati Bell and the Guaranteed Debt Securities for Cincinnati Bell and Cincinnati Bell Telephone.

     Cleary, Gottlieb, Steen & Hamilton of New York, New York will issue an opinion about certain legal matters relating to the Securities for the underwriters. Cleary, Gottlieb, Steen & Hamilton will rely on Frost & Jacobs LLP as to matters of Ohio law.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1997 of Cincinnati Bell Inc. and Transtech, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cincinnati Bell Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities.

     - Cincinnati Bell Annual Report on Form 10-K for the year ended December 31, 1997;

     - Cincinnati Bell Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

     - Current Reports on Form 8-K, dates of report February 2, 1998, March 3, 1998 (as amended by Form
      8-K/A, date of report March 3, 1998), September 2, 1998 and October 13, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
         Investor Relations
         Cincinnati Bell Inc.
         201 East Fourth Street
         Cincinnati, Ohio 45202
         (513) 397-9900

     You may also find information about Cincinnati Bell and Cincinnati Bell Telephone at their web sites. Cincinnati Bell's web site is a http://www.cinbellinc.com. Cincinnati Bell Telephone's web site is at http://www.cincinnatibell.com.

     You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

     Convergys has filed the Convergys S-1 with the SEC. In addition, Convergys Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Convergys files at the SEC's reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at the phone number indicated above and also obtain the Convergys filings from the SEC website identified above.

     You may request a copy of the Convergys S-1 or any of its other filings, at no cost, by writing or telephoning Cincinnati Bell at the Investor Relations address indicated above.

     In addition, you may also find information about Convergys at its website at http://www.convergys.com.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee...............    $103,250
Rating Agency Fees..........................................     100,000*
Fees and Expenses of Trustee................................      15,000*
Printing and Engraving of Securities........................       5,000*
Printing and Distributing Registration Statement and
  Prospectuses..............................................     100,000*
Attorneys' Fees and Expenses................................      50,000*
Accountants' Fee............................................      50,000*
Blue Sky Expenses...........................................       1,000*
Miscellaneous Expenses......................................       5,750
                                                                --------
Total.......................................................    $430,000
                                                                ========

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     There are no provisions in the Amended Articles of Incorporation of Cincinnati Bell and Cincinnati Bell Telephone by which an officer or director may be indemnified against any liability which he or she may incur in his or her capacity as such. However, each of Cincinnati Bell and Cincinnati Bell Telephone has indemnification provisions in its Amended Regulations and Regulations, respectively, which provide that Cincinnati Bell and Cincinnati Bell Telephone will, to the full extent permitted by Ohio law, indemnify all persons whom it may indemnify under such law. Reference is made to Section 1701.13(E) of the Ohio Revised Code which provides for indemnification of directors and officers in certain circumstances. The foregoing references are necessarily subject to the complete text of the Amended Regulations and Regulations and statute referred to above and are qualified in their entirety by reference thereto.

     Liability insurance for its directors and officers for certain losses arising from certain claims and charges, including claims and charges under the Securities Act, which may be made against such persons while acting in their capacities as directors and officers of Cincinnati Bell and Cincinnati Bell Telephone, is provided under a Company insurance policy.

     The Underwriting Agreement, the form of which is filed as Exhibit 1 to the Registration Statement, provides for the indemnification of the directors and officers of Cincinnati Bell and Cincinnati Bell Telephone against certain liabilities, including liabilities arising under the Securities Act.

     The above discussion of the Amended Articles, Amended Regulations and Regulations, Underwriting Agreement and Section 1701.13(E) of the Ohio Revised Code is not intended to be exhaustive and is respectively qualified in its entirety by the Amended Articles, Amended Regulations and Regulations, Underwriting Agreement and such statute.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER
-------
  1        Form of Underwriting Agreement.
  4-A      Form of Indenture between Cincinnati Bell and The Bank of
           New York, as Trustee.
  4-B      Form of Indenture among Cincinnati Bell, Cincinnati Bell
           Telephone and The Bank of New York, as Trustee.
  4-C      Form of Note (contained as Appendix A in Exhibit 4-A).
  4-D      Form of Guaranteed Note (contained as Appendix A in Exhibit
           4-B).

EXHIBIT
NUMBER
-------
  5        Opinion of Frost & Jacobs LLP, counsel for Cincinnati Bell and Cincinnati Bell Telephone, as to the legality of the
           Securities being registered.
 12-A      Cincinnati Bell Inc. Computation of Ratio of Earnings to
           Fixed Charges.
 12-B      Cincinnati Bell Telephone Computation of Ratio of Earnings
           to Fixed Charges.
 12-C      Cincinnati Bell Inc. Pro Forma Computation of Ratio of
           Earnings to Fixed Charges.
 23-A.1    Consent of PricewaterhouseCoopers LLP.
 23-A.2    Consent of PricewaterhouseCoopers LLP.
 23-B      Consent of Frost & Jacobs LLP is contained in opinion of
           counsel filed as Exhibit 5.
 24        Powers of Attorney executed by directors and officers of
           Cincinnati Bell and Cincinnati Bell Telephone.
 25        Statement of Eligibility of Trustee.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of Cincinnati Bell Inc. pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted against either registrant by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Cincinnati Bell Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on the 9th day of October, 1998.

                                          CINCINNATI BELL INC.

                                          By: /s/ JOHN T. LAMACCHIA
                                            ------------------------------------
                                              John T. LaMacchia
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed on the 9th day of October, 1998 by the following persons in the capacities and on the date indicated.

                 SIGNATURE
                 ---------
/s/ JOHN T. LAMACCHIA                           Principal Executive Officer: President,
--------------------------------------------    Chief Executive Officer and Director
John T. LaMacchia

/s/ KEVIN W. MOONEY                             Principal Financial Officer and Principal
--------------------------------------------    Accounting Officer: Chief Financial Officer
Kevin W. Mooney

/s/ CHARLES J. MECHEM, JR.*                     Chairman of the Board and Director
--------------------------------------------
Charles J. Mechem, Jr.

/s/ JOHN F. BARRETT*                            Director
--------------------------------------------
John F. Barrett

/s/ JUDITH G. BOYNTON*                          Director
--------------------------------------------
Judith G. Boynton

/s/ PHILLIP R. COX*                             Director
--------------------------------------------
Phillip R. Cox

/s/ WILLIAM A. FRIEDLANDER*                     Director
--------------------------------------------
William A. Friedlander

/s/ ROGER L. HOWE*                              Director
--------------------------------------------
Roger L. Howe

/s/ ROBERT P. HUMMEL*                           Director
--------------------------------------------
Robert P. Hummel

/s/ JAMES D. KIGGEN*                            Director
--------------------------------------------
James D. Kiggen

/s/ STEVEN C. MASON*                            Director
--------------------------------------------
Steven C. Mason

/s/ MARY D. NELSON*                             Director
--------------------------------------------
Mary D. Nelson

/s/ JAMES F. ORR*                               Director
--------------------------------------------
James F. Orr

/s/ BRIAN H. ROWE*                              Director
--------------------------------------------
Brian H. Rowe

/s/ DAVID B. SHARROCK*                          Director
--------------------------------------------
David B. Sharrock

                                                /s/ KEVIN W. MOONEY
                                                --------------------------------------------
                                                Kevin W. Mooney, as attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Cincinnati Bell Telephone Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on the 9th day of October, 1998.

                                          CINCINNATI BELL TELEPHONE COMPANY

                                          By: /s/ RICHARD G. ELLENBERGER
                                            ------------------------------------
                                              Richard G. Ellenberger
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed on the 9th day of October, 1998 by the following persons in the capacities and on the date indicated.

                 SIGNATURE
                 ---------

/s/ RICHARD G. ELLENBERGER                      Principal Executive Officer: President,
--------------------------------------------    Chief Executive Officer and Director
Richard G. Ellenberger

/s/ KEVIN W. MOONEY                             Principal Financial Officer and Principal
--------------------------------------------    Accounting Officer: Chief Financial Officer
Kevin W. Mooney                                 and Director

/s/ JOHN T. LAMACCHIA                           Chairman of the Board and Director
--------------------------------------------
John T. LaMacchia

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
  1        Form of Underwriting Agreement.
  4-A      Form of Indenture between Cincinnati Bell and The Bank of
           New York, as Trustee.
  4-B      Form of Indenture among Cincinnati Bell, Cincinnati Bell
           Telephone and The Bank of New York, as Trustee.
  4-C      Form of Note (contained as Appendix A in Exhibit 4-A).
  4-D      Form of Guaranteed Note (contained as Appendix A in Exhibit
           4-B).
  5        Opinion of Frost & Jacobs LLP, counsel for Cincinnati Bell and Cincinnati Bell Telephone, as to the legality of the
           Securities being registered.
 12-A      Cincinnati Bell Inc. Computation of Ratio of Earnings to
           Fixed Charges.
 12-B      Cincinnati Bell Telephone Computation of Ratio of Earnings
           to Fixed Charges.
 12-C      Cincinnati Bell Inc. Pro Forma Computation of Ratio of
           Earnings to Fixed Charges.
 23-A.1    Consent of PricewaterhouseCoopers LLP.
 23-A.2    Consent of PricewaterhouseCoopers LLP.
 23-B      Consent of Frost & Jacobs LLP is contained in opinion of
           counsel filed as Exhibit 5.
 24        Powers of Attorney executed by directors and officers of
           Cincinnati Bell and Cincinnati Bell Telephone.
 25        Statement of Eligibility of Trustee.